EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-191493 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our report dated March 10, 2014 (July 3, 2014 as to Note 1), relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Partnership’s acquisition of Bison Midstream and Red Rock Gathering Company, LLC which were accounted for as combinations of entities under common control and the acquisitions of the Mountaineer Midstream gathering system on June 21, 2013 and Grand River Gathering Company, LLC on October 27, 2011) appearing in this Current Report on Form 8-K dated July 3, 2014, of Summit Midstream Partners, LP.

/s/ Deloitte & Touche LLP

Dallas, Texas
July 3, 2014

EXH 23.1-1